Exhibit 99.1

BioSig Signs Master Research Agreement with Cleveland Clinic to Explore Expanded Applications for its Digital Signal Processing Technology

●	Medical Center of Excellence to leverage the Company’s PURE EP™ System to further its research and educational objectives as a leader in cardiac electrophysiology

●	Clinical investigations conducted by Cleveland Clinic could expand clinical parameters of BioSig’s digital signal processing technology for arrhythmia care

Westport, CT, October 24, 2022 (GLOBE NEWSWIRE) - BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”) an advanced digital signal processing technology company delivering unprecedented accuracy and precision to intracardiac signal visualization with its proprietary PURE EP™ System, today announced that it will sponsor a research agreement with Cleveland Clinic Foundation (CCF) to investigate expanded clinical applications for the intracardiac signals acquired by its PURE EP™ System.

Under the terms of the research agreement, Cleveland Clinic will conduct physician initiated scientific research investigating PURE EP™’s potential to address common limitations of signal processing and signal use expansion during— but not limited to— electrophysiology ablation procedures. Results from this research could elucidate new clinical workflow methods impacting the ablation process for numerous arrhythmia types.

The Company has selected Cleveland Clinic, a leading medical center of excellence, based on their world-class physician faculty, research competency, and mutual interest in leveraging digital signal processing technology to further advance the field of cardiac electrophysiology.

“As a non-profit, research, education, and healthcare institution, Cleveland Clinic has a long legacy of innovation in cardiovascular disease, and specifically in the field of electrophysiology. At BioSig, we embody their commitment to clinical discovery and ensuring that optimal treatments are made available to patients with efficiency and efficacy,” said Gray Fleming, Chief Commercialization Officer, BioSig Technologies, Inc. “We are honored to align ourselves with Cleveland Clinic’s expertise as we discover new ways to positively impact procedural workflows by leveraging digital signal processing technology.”

BioSig’s PURE EP™ System is currently under evaluation at both Main and Fairview campuses of Cleveland Clinic’s Heart, Vascular & Thoracic Institute.

About Cleveland Clinic

Cleveland Clinic is a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education. U.S. News & World Report consistently names Cleveland Clinic as one of the nation’s best hospitals in its annual “America’s Best Hospitals” survey. As a leader in arrhythmia treatment and diagnosis, Cleveland Clinic medical centers include state-of-the-art electrophysiology laboratories, world-class physicians and researchers, and the latest cutting-edge technologies and protocols deployed for the treatment of heart abnormalities. To learn more, visit clevelandclinic.org.

About BioSig Technologies

BioSig Technologies is an advanced digital signal processing technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities — saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ System, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

The PURE EP™ System is currently in a national commercial launch and an integral part of well-respected healthcare systems, such as Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute. In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as equivalent or superior to conventional systems for 93.6% of signal samples, with 75.2% earning a superior rating.

The global EP market is projected to reach $16B in 2028 with a 11.2% growth rate.1

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market conditions and the Company’s intended use of proceeds, (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road, 1st Floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133

1Global Market Insights Inc. March 08, 2022.